Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 20, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa (under review for possible downgrade) /
       			AAA (negative outlook)

Cusip:			89233P3C8 (reopening)

Reopening Number:	1

Pricing Date:		January 20, 2009

Settlement Date :	January 23, 2009

Maturity Date:		October 22, 2009

Principal Amount:	$30,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:	100.009% plus $3,237.50 in accrued interest from and
including January 21, 2009 to but excluding January 23, 2009 (equivalent to $30,005,937.50)

Gross Underwriting Spread:  0.15%

All-in Price to Issuer:	99.859% plus accrued interest from January 21, 2009

Net Proceeds to Issuer:	$29,957,700 plus accrued interest from
January 21, 2009 (or $29,960,937.50)

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 80 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  April 22, 2009

Initial Interest Rate:	3 Month LIBOR determined on January 16, 2009
+ 80 basis points, accruing from January 21, 2009

Interest Payment Dates:	April 22, July 22, and on the Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.

Initial Interest
Calculation Period:	Notwithstanding anything to the contrary in the
Issuer's prospectus and prospectus supplement relating to the offering of these Notes, the first Interest Calculation Period will be the period from and including January 21, 2009 to and excluding April 22, 2009

Interest Determination Date: Second London Banking Day preceding each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities USA
Corporation

United States Federal Income Tax Considerations: For U.S. federal income tax purposes, the notes issued herein (the "Notes") will be treated as Short-Term Notes, as described in the section of the prospectus supplement dated March 7, 2006 called "Material United States Tax Considerations for U.S. Holders - Original Issue Discount - Short-Term Notes," except that the original issue discount with respect to the Notes will be equal to the stated redemption price at maturity of the Notes less the holder's basis in the Notes, which generally equals the purchase price paid by the holder for the Notes.

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.